Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2014 Financial Results

HERCULES, CA - February 26, 2015 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2014.

Fourth-quarter 2014 reported revenues were $598.2 million, a decrease of 0.7% compared to $602.6 million reported for the fourth quarter of 2013. On a currency-neutral basis, quarterly revenues increased 4.6% compared to the same period in 2013. Fourth-quarter gross margin was 53.1% compared to 53.6% during the same quarter in 2013.

Net income for the fourth quarter of 2014 was $39.0 million, or $1.34 per share on a fully diluted basis, compared to $30.1 million, or $1.04 per share during the same period in 2013. Impacting the fourth quarter of 2014 was $11.4 million of expense associated with a product line discontinuation and $7.0 million reflecting the re-valuation of contingent consideration related to prior acquisitions. The fourth quarter of 2014 benefitted from no accrual of settlement costs associated with the United States Foreign Corrupt Practice Act (FCPA) matter, compared to the prior year quarter.

The effective tax rate for the fourth quarter of 2014 of 14.7% was significantly lower than the effective tax rate for the fourth quarter of 2013 of 32.3% mainly due to the reinstatement of the 2014 U.S. research & development tax credit and releases of valuation allowances and tax reserves.

For the full year of 2014, sales were $2,175.0 million compared to $2,132.7 million in 2013, an increase of 2.0%, or 3.3% on a currency neutral basis. Full-year gross margin was 54.2% compared to 55.3% reported in 2013. The net decline in gross margin is largely attributable to $11.6 million resulting from plant closures and product line discontinuations.

Full-year net income in 2014 was $88.8 million, or $3.05 per share on a fully diluted basis, compared to $77.8 million, or $2.69 per share in 2013. The change in net income was primarily due to a reduction of $18.7 million of annual interest expense in 2014 arising from the redemption of Senior Subordinated Notes in September 2013 and $15.0 million less in settlement costs associated with the FCPA matter. These items were offset in large part by the overall impact of $14.7 million from plant closures and product line discontinuations as well as additional investment associated with our April 2014 acquisition of GnuBIO.

As announced previously, in the fourth quarter of 2014 the Company settled the previously disclosed investigations by the U.S. Department of Justice and the Securities and Exchange Commission in connection with the FCPA matter and paid approximately $55 million in resolution.

“In the absence of currency headwinds experienced in the latter part of the year, we are encouraged with our underlying performance in the fourth quarter and the entire year,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “The year was one of progress on many fronts and we look forward to 2015.”

Life Science
The Life Science segment net sales for the fourth quarter were $223.7 million, up 1.5% compared to the same period in 2013. On a currency-neutral basis, Life Science segment sales increased by 6.3%. The sales increase during the quarter reflected growth in the segment’s core businesses, in particular, sales of gene expression and protein quantification products and the Company’s QX200™ Droplet Digital™ PCR system. During the quarter Bio-Rad introduced its S3e™ Cell Sorter, an enhanced system for cell analysis. Full-year reported revenues for the Life Science segment were $728.3 million, up 2.6% compared to the same period in 2013, or an increase of 4.0% on a currency-neutral basis.

Clinical Diagnostics
The Clinical Diagnostics segment reported net sales of $370.3 million for the fourth quarter, a decrease of 2.0% compared to the same period in 2013. On a currency-neutral basis, net sales were up 3.6%. Results from the fourth quarter reflected growth across most product lines, most notably immunology, quality controls, and diabetes products. During the fourth quarter, the Company announced that it had received Premarket Application approval from the U.S. Food and Drug Administration for the Company’s Geenius™ HIV 1/2 Supplemental Assay. The assay is a single-use test intended for use as an additional, more specific, test to confirm the presence of and differentiate antibodies to HIV Types 1 and 2. Full-year reported revenues for the Clinical Diagnostics segment were $1,432.3 million, up 1.7% compared to the same period in 2013. On a currency-neutral basis, full-year sales increased 2.9% compared to 2013.

2014 Full-Year Highlights

•	Full-year, sales were $2,175.0 million compared to $2,132.7 million in 2013. After normalizing for the impact of currency effects, full year revenues increased 3.3%.

•	Year-over-year net income was $88.8 million, or $3.05 per share on a fully diluted basis, compared to $77.8 million, or $2.69 per share in 2013.

•	In April, Bio-Rad purchased GnuBIO, a droplet-based DNA sequencing technology that is intended to integrate workflow for medical diagnostics.

•
Also during the second quarter, Bio-Rad announced the launch of two new kits for its fully-automated BioPlex® 2200 system: the BioPlex® HIVAg-Ab kit, a first-in-class 5th generation HIV test, and the BioPlex® Vitamin D kit. Both kits were launched in markets outside the U.S.

•	In September, Bio-Rad introduced ZOE™ Fluorescent Cell Imager, a digital imaging system that simplifies fluorescence imaging for cell culture applications.

•	During the fourth quarter Bio-Rad introduced the S3e Cell Sorter, a benchtop platform to improve cell research.

•	Also during the fourth quarter, Bio-Rad expanded its family of NGC™ Medium-Pressure Chromatography Systems launching the NGC Discover™ and NGC™ Discover Pro Systems.

•	In November, Bio-Rad received Premarket Application approval from the U.S. Food and Drug Administration for the Company’s Geenius HIV 1/2 Supplemental Assay.

Management will discuss these results in a conference call at 2 PM Pacific Standard Time (5 PM Eastern Standard Time) February 26, 2015. Interested parties may access the call at 866-700-6067 within the U.S. or 617-213-8834 outside the U.S., passcode 53419928. A live webcast of the conference call may be accessed on the "Investor Relations" section of www.bio-rad.com under “Quarterly Results.”

A replay of the call will be available at 888-286-8010 within the U.S. or 617-801-6888 outside the U.S., passcode 84461033 for seven days following the call. A webcast of the call will be archived on the Bio-Rad site for replay for up to a year and may be accessed under “Quarterly Results” in the "Investor Relations" section of our website.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,600 people worldwide and had revenues exceeding $2.1 billion in 2014. For more information, please visit www.bio‑rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and

Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$598,224	$602,635	$2,175,044	$2,132,694
Cost of goods sold	280,814	279,886	996,527	954,216
Gross profit	317,410	322,749	1,178,517	1,178,478
Selling, general and administrative expense	207,537	214,584	808,200	798,070
Research and development expense	59,287	55,848	220,333	210,952
Income from operations	50,586	52,317	149,984	169,456
Interest expense	5,000	7,019	22,131	61,271
Foreign exchange losses, net	3,187	2,843	9,305	8,566
Other (income) expense, net	(3,347)	(2,055)	(13,009)	(12,766)
Income before income taxes	45,746	44,510	131,557	112,385
Provision for income taxes	(6,709)	(14,374)	(42,712)	(34,574)
Net income including noncontrolling interests	39,037	30,136	88,845	77,811
Net income attributable to noncontrolling interests	—	—	—	(21)
Net income attributable to Bio-Rad	$39,037	$30,136	$88,845	$77,790

Basic earnings per share:
Net income per basic share attributable to Bio-Rad	$1.35	$1.05	$3.08	$2.72
Weighted average common shares - basic	29,000	28,708	28,876	28,586

Diluted earnings per share:
Net income per diluted share attributable to Bio-Rad	$1.34	$1.04	$3.05	$2.69
Weighted average common shares - diluted	29,192	28,988	29,133	28,906

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$413,251	$331,551
Short-term investments	284,384	277,369
Accounts receivable, net	377,640	422,660
Inventories, net	470,997	516,245
Other current assets	170,095	209,654
Total current assets	1,716,367	1,757,479

Property, plant and equipment, net	428,836	414,401
Goodwill, net	500,441	517,770
Purchased intangibles, net	254,228	266,188
Other assets	441,406	432,952
Total assets	$3,341,278	$3,388,790

Current liabilities:
Accounts payable	$128,608	$148,510
Accrued payroll and employee benefits	153,426	130,658
Notes payable and current maturities of long-term debt	265	1,786
Income and other taxes payable	35,165	33,555
Other current liabilities	129,297	172,963
Total current liabilities	446,761	487,472

Long-term debt, net of current maturities	435,710	435,615
Other long-term liabilities	273,652	278,981
Total liabilities	1,156,123	1,202,068
Total stockholders’ equity	2,185,155	2,186,722

Total liabilities and stockholders’ equity	$3,341,278	$3,388,790

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Cash received from customers	$2,162,520	$2,090,030
Cash paid to suppliers and employees	(1,806,526)	(1,804,028)
Interest paid	(20,793)	(61,233)
Income tax payments	(28,939)	(71,144)
Settlement to the SEC and DOJ relating to the FCPA, including interest	(55,050)	—
Other operating activities	22,100	15,511
Net cash provided by operating activities	273,312	169,136
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(44,627)	(72,054)
Other investing activities	(145,884)	72,973
Net cash (used in) provided by investing activities	(190,511)	919
Cash flows from financing activities:
Payments on long-term borrowings	(253)	(300,228)
Other financing activities	11,942	(11,469)
Net cash provided by (used in) financing activities	11,689	(311,697)
Effect of foreign exchange rate changes on cash	(12,790)	9,805
Net increase (decrease) in cash and cash equivalents	81,700	(131,837)
Cash and cash equivalents at beginning of year	331,551	463,388
Cash and cash equivalents at end of year	$413,251	$331,551
Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$88,845	$77,811
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	149,889	147,157
Changes in working capital	21,700	(72,950)
Other	12,878	17,118
Net cash provided by operating activities	$273,312	$169,136